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                                                                  EXHIBIT (g)(4)


                         ADDENDUM TO CUSTODY AGREEMENT


     The Custody Agreement, made the 1st day of December, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, November 20,1995, May 15, 1997, and December 18, 1998 between PACIFIC SELECT FUND (the "Fund") a Massachusetts business trust having its principal place of business at 700 Newport Center Drive, Newport Beach, CA 92660, and Investors Fiduciary Trust Company ("IFTC"), a state chartered trust company organized and existing under the laws of the state of Missouri, having its principal place of business at 801 Pennsylvania, Kansas City, Missouri 64105 (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement ("Addendum"), which is made this 15th day of December 1999.

                                  WITNESSETH:

     WHEREAS, pursuant to the Agreement, the Fund has appointed IFTC as Custodian and IFTC has accepted such appointment; and

     WHEREAS, the Fund currently consists of eighteen separate series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Government Securities Portfolio, Growth Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Bond and Income Portfolio, Aggressive Equity Portfolio, Emerging Markets Portfolio, Mid-Cap Value Portfolio, Large-Cap Value Portfolio, Small-Cap Index Portfolio, and REIT Portfolio (each referred to as a "Series" in the Agreement, and hereinafter referred to as a "Portfolio"); and

     WHEREAS, the Fund intends to establish two additional Portfolios to be designated as the Diversified Research Portfolio and International Large-Cap Portfolio; and

     WHEREAS, the Fund desires to appoint IFTC as Custodian for the Diversified Research Portfolio and International Large-Cap Portfolio on the terms set forth in the Agreement and this Addendum; and

     WHEREAS, IFTC is willing to accept such appointment;

     RESOLVED, in consideration of the mutual premises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1. In addition to its responsibilities as specified in the Agreement, the Fund hereby constitutes and appoints IFTC as custodian with respect to the Diversified Research Portfolio and International Large-Cap Portfolio, which, in addition to all other Portfolios previously established by the Fund, shall be deemed as a Portfolio under the Agreement as provided in the Agreement subject to the terms and conditions as specified in the Agreement and this Addendum, including the compensation provisions in section seven (7) ("Compensation") of the Agreement and in the Fee Schedule ("Exhibit A") attached thereto.
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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.


                              PACIFIC SELECT FUND



Attest: /s/ Audrey L. Milfs                   By: /s/ Thomas C. Sutton
---------------------------                       --------------------
Name:    Audrey L. Milfs                      Name:  Thomas C. Sutton
Title:   Secretary                            Title: Chairman of the Board and
                                                     Trustee


                       INVESTORS FIDUCIARY TRUST COMPANY



Attest: /s/ Mark Nicholson                    By: /s/ Stephen R. Hilliard
--------------------------                        -----------------------
Name:  Mark Nicholson                         Name: Stephen R. Hilliard
Title: Vice President                         Title: Executive Vice President